EXHIBIT 16.1

December 8, 2006

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Re:      Aerobic Creations, Inc.

To Whom It May Concern:

We were previously the principal accountants for Aerobic Creations, Inc. and we reported on the financial statements of Aerobic Creations, Inc. as of December 31, 2004 and December 31, 2005, and for the period and year then ended, respectively. We have not provided any audit services to Aerobic Creations, Inc. since the audit of the December 31, 2005 financial statements. We did, however, provide review services in connection with the financial statements included in the March 31, 2006, June 30, 2006 and September 30, 2006 Quarterly Reports on Form 10-QSB. On November 8, 2006, we were dismissed as principal accountants. We have read Aerobic Creations, Inc.'s statements which we understand will be filed with the Commission pursuant to Item 4.01 of Form 8-K, as part of Aerobic Creations, Inc.’s Form 8-K/A dated December 8, 2006. We agree with the statements concerning our Firm in such Form 8-K/A.

Very truly yours,

/s/ Dale Matheson Carr-Hilton LaBonte

Dale Matheson Carr-Hilton LaBonte,
Chartered Accountants